NEWS FROM:	                        CONTACT:        Sharon Walters
						     	Mikohn Gaming
                                                        702-896-3890


MIKOHN GAMING CORPORATION (NASDAQ: MIKN)
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    MIKOHN COMPLETES $45.0 MILLION PRIVATE PLACEMENT OF COMMON STOCK
           $40.0 MILLION 11.875% SENIOR SECURED NOTES RETIRED
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    LAS VEGAS, NEVADA, OCTOBER 22, 2003 - Mikohn Gaming Corporation
(NASDAQ: MIKN) today announced that it has completed its previously announced sale of 8.4 million shares of its Common Stock at a price of $5.34125 per share and warrants to acquire an additional 2.1 million shares at an exercise price of approximately $5.875375 per share. Proceeds from the transaction will be used to repurchase and retire $40.0 million of the Company's 11.875% Senior Secured Notes due August 2008. As a result of this transaction, the Company's annual cash interest payments will decrease by approximately $4.8 million to approximately $7.7 million per year.

    As a result of the above transaction, the Company will take a charge in its calendar fourth quarter of approximately $1.6 million for the premium to be paid on the bond repurchase, and an additional charge of approximately $1.6 million for the write-off of the unamortized portion of the bond discount related to the $40.0 million to be repurchased.

    "The completion of this transaction reduces the indebtedness of Mikohn to approximately $65.7 million from approximately $105.7 million," commented Russ McMeekin, President and Chief Executive Officer. "With the improved cash flow and reduced leverage resulting from this transaction, Mikohn can continue its focus on strategic and growth initiatives." The shares have not been registered with the Securities and Exchange Commission (the "SEC") or under any state securities laws and may not be resold in the United States absent such registration or an applicable exemption therefrom. The Company has agreed to register the shares for resale with the SEC.


About Mikohn: Mikohn is a diversified supplier to the casino gaming industry worldwide, specializing in the development of innovative products with recurring revenue potential. The company develops, manufactures and markets an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: http://www.mikohn.com.


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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.